UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2015

Sagent Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-35144

Delaware	98-0536317
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1901 N. Roselle Road, Suite 700, Schaumburg, Illinois 60195

(Address of principal executive offices, including zip code)

(847) 908-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments

On December 29, 2015, the Board of Directors of Sagent Pharmaceuticals, Inc., a Delaware corporation, (“Sagent” or the “Company”) authorized the Company to proceed with a sale of all of the Company’s interests in Sagent (China) Pharmaceuticals Co., Ltd. (“SCP”), a wholly-owned subsidiary of the Company.

As a result, management of the Company has determined that SCP now meets the criteria required by GAAP to be reported as long-lived assets held for sale in the Company’s consolidated financial statements, which requires the Company to value the SCP asset group at the lower of its current carrying value or the estimated fair value less costs to sell. Based on preliminary indications of interest from potential buyers, the Company believes the estimated fair value less costs to sell SCP is lower than its current carrying value, which will result in an impairment charge. The Company is currently in the process of finalizing its evaluation of the fair value of the SCP asset group and the resulting magnitude of the impairment charge required to reduce SCP’s long-lived assets to fair value less costs to sell. However, based on a preliminary evaluation, the Company estimates a final non-cash, pre-tax impairment charge of between $45 million and $50 million, which will be recognized in the Company’s results of operations for the quarter and year ending December 31, 2015. The Company is currently evaluating and is unable to determine the expected impact of any income tax consequences related to a sale of SCP, including the extent to which the Company will be able to recognize any income tax benefits expected to result therefrom in the quarter and year ended December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGENT PHARMACEUTICALS, INC.

Date: December 31, 2015		/S/ Jonathon M. Singer
	Name:	Jonathon M. Singer
	Title:	Executive Vice President and Chief Financial Officer